Exhibit (e)(1)(i)

FIFTH AMENDMENT TO THE
ALPHA ARCHITECT ETF TRUST
DISTRIBUTION AGREEMENT

THIS FIFTH AMENDMENT effective as of the last date on the signature block, to the Distribution Agreement, dated as of October 8, 2014, as amended (the “Agreement”) is entered into by and between Alpha Architect ETF Trust (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the parties to the Agreement desire to add a fund;

NOW THEREFORE, pursuant to Article 13 of the Agreement, the parties hereby agree to amend the Agreement as follows:

The Merlyn.AI Bull-Rider Bear-Fighter ETF and the Merlyn.AI Tactical Growth and Income ETF will be added to Amended Schedule A.

Amended Schedule A of the Agreement shall be superseded and replaced in its entirety by Amended Schedule A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last date written below.

ALPHA ARCHITECT ETF TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Wesley R. Gray	By:	/s/ Teresa Cowan

Name:	Wesley R. Gray	Name:	Teresa Cowan
Title:	President, Principal Executive Officer	Title:	President
Date:		Date:	January 22, 2020

Amended Schedule A to the
Distribution Agreement - Alpha Architect ETF Trust

Separate Series of Alpha Architect ETF Trust

Name of Series

Alpha Architect U.S. Quantitative Value ETF

Alpha Architect International Quantitative Value ETF

Alpha Architect U.S. Quantitative Momentum ETF

Alpha Architect International Quantitative Momentum ETF

Alpha Architect Value Momentum Trend ETF

Freedom 100 Emerging Markets ETF

Merlyn.AI Bull-Rider Bear-Fighter ETF

Merlyn.AI Tactical Growth and Income ETF

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